As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADAPTHEALTH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8082	82-3677704
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Joyce
General Counsel
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
(610) 630-6357

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael Brandt
Danielle Scalzo
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price per Security(1)		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Primary offering:
Class A common stock, par value $0.0001 per share (“Class A Common Stock”)
Preferred stock, par value $0.0001 per share
Warrants
Debt securities
Units
Total					$500,000,000	(2)	$54,550.00	(3)
Class A Common Stock underlying warrants issued in private placements (“private placement warrants”)	4,333,333	(4)						(4)
Secondary offering:
Class A Common Stock	80,479,526	(5)	$36.04	(6)	$498,007,207.20	(6)	$54,332.59	(5)(6)
Private placement warrants	3,939,834							(7)
Total							$54,332.59
Total registration fee (primary and secondary)							$108,882.59

(1)	An indeterminate amount of securities to be offered by the registrant at indeterminate prices is being registered pursuant to this registration statement. This registration statement also covers an indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including any applicable anti-dilution provisions. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	With respect to the primary offering, in no event will the aggregate initial offering price of all securities offered from time to time pursuant to the prospectus (excluding the Class A Common Stock underlying the private placement warrants) included as a part of this registration statement exceed $500,000,000.

(3)	Calculated in accordance with Rule 457(o) of the Securities Act.

(4)	The 4,333,333 shares of Class A Common Stock issuable upon exercise of the private placement warrants (the “Unsold Private Placement Warrant Shares”) were originally registered pursuant to the Registration Statement on Form S-1 (File No. 333-236011), which was declared effective on March 20, 2020. Pursuant to Rule 429 under the Securities Act, no additional fees are being paid for the Unsold Private Placement Warrant Shares.

(5)	Includes (i) 64,115,891 shares of Class A Common Stock registered for resale by certain selling securityholders named in this registration statement (the “Unsold Original Resale Class A Common Stock”) that were originally registered for resale pursuant to the Registration Statement on Form S-1 (File No. 333-236011), which was declared effective on March 20, 2020, (ii) 2,545,455 shares of Class A Common Stock registered for resale by a selling securityholder named in this registration statement (the “Unsold Deerfield Resale Class A Common Stock”) that were originally registered for resale pursuant to the Registration Statement on Form S-1 (File No. 333-239967), which was declared effective on July 31, 2020 and (iii) 13,818,180 additional shares of Class A Common Stock registered for resale by certain of the selling securityholders named in this registration statement that were not previously registered for resale. Pursuant to Rule 429 under the Securities Act, no additional fees are being paid for the Unsold Original Resale Class A Common Stock or the Unsold Deerfield Resale Class A Common Stock. A filing fee of $54,332.59 is paid herewith in connection with 13,818,180 additional shares of Class A Common Stock registered for resale by certain of the selling securityholders named in this registration statement that were not previously registered for resale.

(6)	Estimated solely for the purpose of calculation the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the registrant’s Class A Common Stock on December 15, 2020, as reported on the Nasdaq Capital Market, relating solely to the 13,818,180 additional shares of Class A Common Stock registered for resale by certain of the selling securityholders named in this registration statement that were not previously registered for resale.

(7)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to these securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus, which relates to (i) the Registration Statement on Form S-1 (File No. 333-236011), which was declared effective on March 20, 2020 (the “Original Resale Registration Statement,”), relating to (a) the issuance by AdaptHealth Corp. of up to 12,666,666 shares of Class A Common Stock, comprising (1) 8,333,333 shares of Class A Common Stock issuable upon exercise of the warrants that were issued in the Company’s initial public offering (“IPO”) pursuant to the registration statement declared effective on February 15, 2018 (which such warrants that remained outstanding were subsequently redeemed on September 2, 2020) and (2) 4,333,333 shares of Class A Common Stock issuable upon exercise of the private placement warrants and (b) the offer and sale from time to time by the selling securityholders named therein of up to 64,115,891 shares of Class A Common Stock and 3,939,834 private placement warrants, (ii) the Registration Statement on Form S-1 (File No. 333-239967), which was declared effective on July 31, 2020 (the “Deerfield Resale Registration Statement” and together with the Original Resale Registration Statement, the “Prior Registration Statements”), relating to the offer and sale from time to time by the selling securityholder named therein of 2,545,455 shares of Class A Common Stock issuable upon conversion of the Company’s Series B-1 Preferred Stock, (iii) the registration of 13,818,180 additional shares of Class A Common Stock for resale by certain of the selling securityholders as set forth herein and (iv) the offer and sale by the Company of up to a maximum aggregate offering price of $500,000,000 of its shares of Class A Common Stock, preferred stock, warrants, debt securities and/or units being newly registered pursuant to this registration statement. This registration statement is also being filed to convert the Prior Registration Statements into a Registration Statement on Form S-3 (the “S-3 Registration Statement”). Pursuant to Rule 429 under the Securities Act, this S-3 Registration Statement also constitutes a post-effective amendment to each of the Prior Registration Statements, and such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this S-3 Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2020

PRELIMINARY PROSPECTUS

AdaptHealth Corp.

Primary Offering of

$500,000,000 Class A Common Stock, Preferred Stock, Warrants, Debt Securities and Units

4,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

80,479,526 Shares of Class A Common Stock

3,939,834 Warrants to Purchase Class A Common Stock

This prospectus relates to the offer and sale from time to time in one or more offerings (i) by us of (a) an indeterminate amount of Class A Common Stock, preferred stock, warrants and debt securities or any combination thereof separately or in units, at an aggregate offering price not to exceed $500,000,000 and (b) up to 4,333,3333 shares of Class A Common Stock which are issuable upon the exercise of warrants that were initially issued in a private placement that occurred simultaneously with our IPO (the “private placement warrants”) and (ii) by the selling securityholders named in this prospectus of up to (a) 80,479,526 shares of Class A Common Stock and (b) 3,939,834 private placement warrants.

We will receive the proceeds from the sale of securities offered by us, but will not receive any proceeds from the sale of our Class A Common Stock or private placement warrants by the selling securityholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.

This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On December 17, 2020, the closing price of our Class A Common Stock was $36.42. The private placement warrants are not listed on any exchange.

See the section entitled “Risk Factors” beginning on page 5 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2020

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf process, we and the selling securityholders may sell from time to time any combination of the securities described in this prospectus in one or more offerings.

This prospectus describes the general manner in which the securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

Unless the context requires otherwise, references in this prospectus to “AdaptHealth,” the “Company,” “we,” “us,” “our” and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to “DFB” refer to us prior to the consummation of the Business Combination, and unless the context requires otherwise, and the term “securities” refers collectively to our Class A Common Stock, preferred stock, warrants, debt securities, units or any combination of the foregoing securities.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.

These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	competition and the ability of our business to grow and manage growth profitably;

•	changes in applicable laws or regulations;

•	fluctuations in the U.S. and/or global stock markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	the impact of the coronavirus (COVID-19) pandemic and our response to it;

•	failure to consummate or realize the expected benefits of the acquisition of AeroCare Holdings, Inc.; and

•	other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement, as well as the documents incorporated by reference herein and therein.

ii

FREQUENTLY USED TERMS

“A&R AdaptHealth Holdings LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto, as amended on December 1, 2020;

“AdaptHealth Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company

“AdaptHealth Units” means units representing limited liability company interests in AdaptHealth Holdings;

“Business Combination” means our business combination with AdaptHealth Holdings, which we completed on November 8, 2019;

“Class A Common Stock” means our Class A Common Stock, par value $0.0001 per share;

“Class B Common Stock” means our Class B Common Stock, par value $0.0001 per share;

“Common Stock” means our Class A Common Stock and our Class B Common Stock, collectively;

“Consideration Unit” means one AdaptHealth Unit together with one share of Class B Common Stock;

“Deerfield Private Design Fund IV” means Deerfield Private Design Fund IV, L.P.;

“Deerfield Management” means, collectively, entities affiliated with Deerfield Management Company, L.P.;

“Deerfield Partners” means Deerfield Partners, L.P., a Delaware limited partnership;

“Exchange Agreement” means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;

“OEP Investment” means the investment whereby the OEP Purchaser purchased, on July 1, 2020, in a private placement, 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock for an aggregate purchase price of $190 million;

“OEP Purchaser” means OEP AHCO Investment Holdings, LLC, a Delaware limited liability company;

“RAB Ventures” means RAB Ventures (DFB) LLC;

“Series A Preferred Stock” means the series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share;

“Series B-1 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share;

“Series B-2 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share;

“Series C Preferred Stock” means the series of preferred stock of the Company to be designated as “Series C Convertible Preferred Stock,” par value $0.0001 per share; and

“Sponsor” means Deerfield/RAB Ventures LLC.

iii

THE COMPANY

We are a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including continuous positive airway pressure and bilevel positive airway pressure services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (“HME”) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2020, we serviced approximately 1.8 million patients annually in all 50 states through our network of 269 locations in 41 states.

We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings. As part of the Business Combination, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.

Our principal executive office is located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 630-6357. Our website is https://www.adapthealth.com. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement, and you should not rely on our website or such information in making a decision to invest in our securities.

Recent Developments

AeroCare Acquisition

On December 1, 2020, we entered into a merger agreement (the “Merger Agreement”) pursuant to which we agreed to acquire AeroCare Holdings, Inc. (“AeroCare”), subject to the satisfaction or waiver of certain conditions as described in the Merger Agreement (the “AeroCare Acquisition”). The purchase price for the AeroCare Acquisition consists of $1.1 billion in cash plus shares of Class A Common Stock and shares of Series C Preferred Stock, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31 million shares of Class A Common Stock, subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. We intend to fund the cash portion of the consideration for the AeroCare Acquisition and associated costs through cash on hand and incremental debt.

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Merger Agreement, the compliance by the parties with the covenants in the Merger Agreement, the absence of any legal order barring the AeroCare Acquisition, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of certain regulatory approvals. Our obligation to effect the closing is also subject to the satisfaction or waiver of the condition that no more than 3.5% of the shares of common stock of AeroCare issued and outstanding as of immediately prior to the closing have properly demanded appraisal for such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.

Pursuant to the Merger Agreement, the parties are provided with customary termination rights, including the right of either party to terminate the Merger Agreement if the consummation of the AeroCare Acquisition has not occurred on or prior to May 31, 2021 unless the party electing to terminate the Merger Agreement is in breach of its representations or obligations under the Merger Agreement and such breach caused the failure of a condition to closing or was the primary cause of the failure to consummate the closing prior to outside date. We will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by us that primarily gives rise to the failure of certain conditions to closing of AeroCare or for our failure to close when required. The AeroCare Acquisition is expected to close in the first quarter of 2021 subject to the satisfaction of the closing conditions as described above.

In connection with the entry into the Merger Agreement, we entered into a debt commitment letter, dated as of December 1, 2020, pursuant to which Jefferies Finance LLC (together with any additional commitment parties party thereto) committed to provide to us (i) a senior secured term loan B facility (the “Term B Facility”) in an aggregate principal amount of up to $900.0 million and (ii) a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount of up to $450.0 million, on the terms and subject to certain conditions as described in the debt commitment letter. The Term B Facility commitment consists of $250.0 million to backstop a required amendment on our existing $250.0 million term loan A facility, which was received on December 14, 2020, and up to $650.0 million to finance the cash consideration payable in the AeroCare Acquisition and related fees and expenses (together with the $450.0 million Bridge Facility). Additionally, on December 15, 2020, we priced an offering of $500.0 million aggregate principal amount of 4.625% Senior Notes due 2029 (the “Notes”). The proceeds of the Notes will reduce commitments in respect of the Bridge Facility on a dollar-for-dollar basis, and upon the consummation of such offering, we do not expect to enter into the Bridge Facility. On or prior to the consummation of the AeroCare Acquisition, the commitments in respect of the Term B Facility may be automatically reduced on a dollar-for-dollar basis by certain debt incurrences (excluding the Notes) and equity issuances by the Company. We are currently considering various alternatives for our permanent capital structure with respect to the $600.0 million aggregate principal amount in new senior secured term loan borrowings that we expect to incur in connection with the AeroCare Acquisition, which may include an incremental term loan A facility or a combination of a term loan B facility and an incremental term loan A facility.

For more information on the AeroCare Acquisition and the debt commitment letter, see “Where You Can Find More Information”.

Put/Call Agreement

We and AdaptHealth Holdings are party to the Put/Call Option and Consent Agreement, dated as of May 25, 2020, as amended on October 16, 2020, with BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P. (the “Option Parties”), pursuant to which the parties were granted certain put and call rights with respect to our securities. On December 9, 2020, we exercised our right under the agreement to purchase 1,898,967 shares of our Class A Common Stock from the Option Parties at a price per share of $15.76, resulting in a $29.9 million payment to the Option Parties, which closed on December 15, 2020.

Up-C Unwinding

In anticipation of the closing of the AeroCare Acquisition, we will complete an internal restructuring such that, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C”. In connection with this restructuring, our subsidiary will merge with and into AdaptHealth Holdings and the members of AdaptHealth Holdings (other than us) will receive one share of Class A Common Stock in exchange for each Consideration Unit. Following the Up-C Unwinding, AdaptHealth Holdings will be our wholly owned indirect subsidiary. The Up-C Unwinding is intended to reduce our tax compliance costs and enhance our ability to structure future acquisitions and will result in the Class A Common Stock being our only class of Common Stock outstanding.

In addition, on December 7, 2020 prior to the Up-C Unwinding, certain members of our management elected to exchange an aggregate of 4,652,351 Consideration Units directly or indirectly held thereby for Class A Common Stock subject to the terms of the Exchange Agreement. We elected to deliver an amount in cash as set forth in the Exchange Agreement in lieu of delivering shares of Class A Common Stock for 1,507,808 of such Consideration Units surrendered for exchange pursuant to the Exchange Agreement. The amount in cash delivered in lieu of shares of Class A Common Stock was an amount sufficient to permit such members of our management to satisfy their tax obligations in connection with such exchange.

Our Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. We expect to exceed $1.07 billion in revenue for the year ended December 31, 2021, meaning we would no longer be an emerging growth company as of December 31, 2021 or sooner if our non-convertible debt exceeds $1.0 billion.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard.

Our Smaller Reporting Company Status

We are also currently a “smaller reporting company,” meaning that as of the last business day of our most recent second fiscal quarter, we had a public float of less than $250 million or annual revenues of less than $100 million. In the event that we are still considered a “smaller reporting company” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; may be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Summary Risk Factors

Investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement and the documents incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. Such risks include, but are not limited to:

•	the coronavirus (COVID-19) pandemic and the global attempt to contain it;
•	our reliance on relatively few suppliers for the majority of our patient service equipment and supplies;

•	federal and state changes to reimbursement and other Medicaid and Medicare policies;
•	healthcare reform efforts, including repeal of or significant modifications to the Affordable Care Act;
•	continuing efforts by private third-party payors to control their costs;
•	changes in governmental or private payor supply replenishment schedules;
•	our reliance for a significant portion of our revenue on the provision of sleep therapy equipment and supplies to patients;
•	consolidation among health insurers and other industry participants;
•	our payor contracts being subject to renegotiation or termination;
•	our ability to manage the complex and lengthy reimbursement process;
•	changes in the authorizations or documentation necessary for our products;
•	audits of reimbursement claims by various governmental and private payor entities;
•	significant reimbursement reductions and/or exclusion from markets or product lines;
•	our failure to maintain controls and processes over billing and collections or the deterioration of the financial condition of our payors or disputes with third parties;
•	our ability to maintain or develop relationships with patient referral sources;
•	our ability to successfully design, modify and implement technology-based and other process changes;
•	our dependence on information systems, including software licensed from third parties;
•	competition from numerous other home respiratory and mobility equipment providers;
•	changes in medical equipment technology and development of new treatments;
•	the risk of rupture or other accidents due to our transport of compressed and liquid oxygen;
•	our ability to comply with applicable law, including healthcare fraud and abuse and false claims laws and regulations, and data protection, privacy and security, and consumer protection laws;
•	our ability to maintain required licenses and accreditation;
•	our ability to attract and retain key members of senior management and other key personnel;
•	our ability to execute our strategic growth plan, which involves the acquisition of other companies;
•	the impact if we were required to write down all or part of our goodwill;
•	our ability to obtain additional capital to fund our operating subsidiaries and finance our growth;
•	risks relating to our indebtedness, including our ability to meeting operating covenants and the impact from changes to LIBOR;
•	the impact of political and economic conditions;
•	the risk of substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs if our subsidiary fails to comply with the terms of its Corporate Integrity Agreement;
•	our exposure to unexpected costs from our current insurance program;
•	the outsourcing of a portion of our internal business functions to third-party providers;
•	our ability to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock;
•	fluctuations in the price of our securities;
•	our ability to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act;
•	certain of our principal stockholders have significant influence over us;
•	significant increased expenses and administrative burdens as a result of being a public company;
•	our management’s limited experience in operating a public company;
•	the ability of stockholders to receive any return on investment because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future;
•	risks related to the Tax Receivable Agreement we entered into at the closing of our Business Combination;
•	our ability to continue to comply with the continued listing standards of Nasdaq;
•	the impact of the private placement warrants on our Class A Common Stock;
•	our status as an “emerging growth company” and a “smaller reporting company” which allow us to take advantage of certain exemptions from various reporting requirements;
•	certain provisions in our governing documents which may have the effect of discouraging lawsuits against our directors and officers; and
•	failure to consummate or realize the expected benefits of the AeroCare Acquisition.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should consider carefully the following risks and the risks and uncertainties described under the heading “Risk Factors” in any applicable prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q, and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which are incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see “Where You Can Find More Information.”

Risks Related to the AeroCare Acquisition

We may experience difficulties in integrating the operations of AeroCare into our business and in realizing the expected benefits of the AeroCare Acquisition.

The success of the AeroCare Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of AeroCare with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the AeroCare Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of AeroCare with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the AeroCare Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.

We have incurred significant costs in connection with the AeroCare Acquisition. The substantial majority of these costs are non-recurring expenses related to the AeroCare Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information incorporated by reference in the registration statement of which this prospectus forms a part. We may incur additional costs in the integration of AeroCare’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the AeroCare Acquisition.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of securities by any selling securityholder, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of our capital stock. We urge you to read our second amended and restated certificate of incorporation, as in effect on the date of this prospectus (our “Charter”), in its entirety for a complete description of the rights and preferences of our capital stock.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of December 15, 2020, there were 71,390,810 shares of Class A Common Stock and 18,938,269 shares of Class B Common Stock issued and outstanding.

In anticipation of the closing of the AeroCare Acquisition, we will complete an internal restructuring such that, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C”. In connection with this restructuring, our subsidiary will merge with and into AdaptHealth Holdings and the members of AdaptHealth Holdings (other than us) will receive one share of Class A Common Stock in exchange for each Consideration Unit. Following the Up-C Unwinding, AdaptHealth Holdings will be our wholly owned indirect subsidiary. The Up-C Unwinding is intended to reduce our tax compliance costs and enhance our ability to structure future acquisitions and will result in the Class A Common Stock being our only class of Common Stock outstanding.

Common Stock

Our Charter provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the Business Combination, certain pre-Business Combination owners of AdaptHealth Holdings were issued AdaptHealth Units and an equal number of shares of Class B Common Stock, and such parties collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.

Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the A&R AdaptHealth Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s AdaptHealth Units to the same transferee in compliance with the A&R AdaptHealth Holdings LLC Agreement.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.

Dividends

Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The shares that were issued to our Sponsor in a private placement prior to our IPO (“founder shares”) are identical to the shares of Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

The particular terms of any series of preferred stock to be offered by this prospectus will be set forth in the prospectus supplement relating to the offering. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and will be qualified in its entirety by reference to the certificate of designation relating to the series.

As of the date hereof, we have 185,000 shares of Series B-1 Preferred Stock authorized and 183,560.02 shares of Series B-1 Preferred Stock outstanding. Each share of Series B-1 Preferred Stock is convertible into 100 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at the holder's election, except to the extent that, following such conversion, the number of shares of Class A Common Stock held by such holder, its affiliates and any other persons whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act , including shares held by any “group” (as defined in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission) of which such holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have similar limitations on the right to convert, exercise or purchase, exceed 4.9% of the outstanding Class A Common Stock. The Series B-1 Preferred Stock ranks senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in respect of a liquidation preference equal to its par value of $0.0001 per share. The Series B-1 Preferred Stock participates equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock. The Series B-1 Preferred Stock is non-voting.

In connection with the acquisition of AeroCare Holdings, Inc., we will issue shares of newly designated Series C Preferred Stock. As of the date hereof, we have no shares of Series C Preferred Stock authorized or outstanding. For more information on the acquisition and the Series C Preferred Stock to be issued, see “The Company—Recent Developments” and “Where You Can Find More Information.”

Our Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of our Charter and Bylaws

Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits. Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Special meeting of stockholders. Our Amended and Restated Bylaws (our “Bylaws”) provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Registration Rights

On July 1, 2020, we entered into the A&R Registration Rights Agreement, which provides certain stockholders, including the selling stockholders named herein, with customary registration rights with respect to (i) the shares of Class A Common Stock held by those parties at the closing of the Business Combination or issuable upon the future exercise of private placement warrants or upon the future exchange of AdaptHealth Units and shares of Class B Common Stock, (ii) the private placement warrants held by these parties, in each case held by them at the closing of the Business Combination, (iii) such shares of Class A Common Stock issued to the OEP Purchaser in the OEP Investment, and (iv) all shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock and the shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issued upon conversion of the Series B-2 Preferred Stock to Deerfield Partners in the Deerfield Investment (collectively, “Registrable Securities”). The Registrable Securities also included 12,500,000 shares of Class A Common Stock issued in connection with the closing of the Business Combination. Our Sponsor was dissolved on January 17, 2020, and its rights associated with equity securities of the Company were distributed to its members.

Pursuant to the A&R Registration Rights Agreement, we agreed to file a registration statement under the Securities Act registering the resale of all of the Registrable Securities. In addition, (i) certain holders of Registrable Securities may request such number of long-form registrations as provided in the A&R Registration Rights Agreement, pursuant to which we would pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million, and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations, provided that we are not required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain “piggy-back” rights with respect to underwritten offerings initiated by us or other of our stockholders.

Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The A&R Registration Rights Agreement also included customary provisions regarding indemnification and contribution.

The A&R Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock will enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).

We are registering the resale of the 80,479,526 shares of Class A Common Stock on the registration statement of which this prospectus forms a part pursuant to the A&R Registration Rights Agreement.

In connection with the entry into the Merger Agreement, we entered into an amendment to the A&R Registration Rights Agreement, pursuant to which, among other things, the stockholders of AeroCare receiving Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the A&R Registration Rights Agreement to the Company, effective as of the closing of the AeroCare Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the certificate of designations relating thereto) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement.

Quotation of Securities

Our Class A Common Stock is listed on Nasdaq and trades under the symbol “AHCO”.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series. The paragraphs below describe the general terms and provisions of the debt securities we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indenture that will govern debt securities that we may issue, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. We have included the form of the indenture as an exhibit to our registration statement of which this prospectus is a part, and it is incorporated herein by reference. Because the summary in this prospectus and in any applicable prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. These documents will be filed as an exhibit to the registration statement of which this prospectus forms a part or will be incorporated by reference from another report that we file with the SEC. See “Where You Can Find More Information.” References to an “indenture” are references to the indenture, including any applicable supplemental indenture, under which a particular series of debt securities is issued.

General

The indenture:

•	does not limit the amount of debt securities that we may issue;

•	allows us to issue debt securities in one or more series;

•	does not require us to issue all of the debt securities of a series at the same time; and

•	allows us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series.

The prospectus supplement for each offering of debt securities will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the debt securities being offered and any limit on their aggregate principal amount, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

•	if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto, and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any collateral securing the performance of our obligations under the debt securities;

•	the place or places where the principal of, premium, if any, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	any right or obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision;

•	the currency or currencies (including any composite currency) in which the debt securities are denominated and payable if other than United States dollars, and the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•	whether the amount of payments of principal of, premium, if any, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	whether the debt securities will be in registered form, bearer form or both, and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form;

•	whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	any deletions from, modifications of, or additions to our events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Events of Default

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indenture with respect to any series of debt securities, we mean:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•	our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time); or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to the Company or any restricted subsidiary of the Company that is a significant subsidiary (as defined in the indenture).

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately. However, the holders of at least a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may, on behalf of all holders, waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest.

The indenture will require the trustee to give notice to the holders of debt securities within 90 days after the trustee obtains knowledge of a default that has occurred and is continuing. However, the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Modification, Amendment, Supplement and Waiver

Without notice to or the consent of any holder of any debt security, we and the trustee may modify, amend or supplement the indenture or the debt securities of a series:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	to create a series and establish its terms;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to release a guarantor in respect of any series which, in accordance with the terms of the indenture applicable to such series, ceases to be liable in respect of its guarantee;

•	to add a guarantor subsidiary in respect of any series of debt securities;

•	to secure any series of debt securities;

•	to add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

•	to appoint a successor trustee with respect to the securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of holders in any material respect; or

•	to conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

The indenture will provide that we and the trustee may modify, amend, supplement or waive any provision of the debt securities of a series or of the indenture relating to such series with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of such series. However, without the consent of each holder of a debt security the terms of which are directly modified, amended, supplemented or waived, a modification, amendment, supplement or waiver may not:

•	reduce the amount of debt securities of such series whose holders must consent to a modification, amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities of a series in a manner adverse to holders;

•	make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities of the relevant series;

•	release any guarantor of any series from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series, except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of debt securities of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of all holders of debt securities of that series, waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal.

Defeasance

The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay interest, if any, on and the principal of the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay interest, if any, on and the principal of the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal of and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

No Recourse Against Others

The indenture will provide that there is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any debt security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with Class A Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities. The warrants issuable by us may be convertible into or exchangeable for Class A Common Stock.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement and any free writing prospectus related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of Class A Common Stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

Private Placement Warrants

The selling securityholders may also sell private placement warrants pursuant to this prospectus. Each whole private placement warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. This means that only a whole private placement warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-third of one private placement warrant, such private placement warrant will not be exercisable. The private placement warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

Redemption of private placement warrants

The private placement warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders as described below.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a private placement warrant and will have no obligation to settle such private placement warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the private placement warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No private placement warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a private placement warrant unless Class A Common Stock issuable upon such private placement warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the private placement warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a private placement warrant, the holder of such private placement warrant will not be entitled to exercise such private placement warrant and such private placement warrant may have no value and expire worthless. In no event will we be required to net cash settle any private placement warrant. In the event that a registration statement is not effective for the exercised private placement warrants, the purchaser of a unit containing such private placement warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the private placement warrants, pursuant to which we filed the Original Resale Registration Statement. We will use our best efforts to maintain the effectiveness of such Original Resale Registration Statement or this registration statement, as applicable, and a current prospectus relating thereto, until the expiration of the private placement warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a private placement warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of private placement warrants who exercise their private placement warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of private placement warrants for cash. Once the private placement warrants become exercisable, we may redeem the private placement warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the private placement warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the private placement warrants, each warrant holder will be entitled to exercise his, her or its private placement warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 private placement warrant exercise price after the redemption notice is issued.

Redemption of private placement warrants for Class A Common Stock. Ninety days after the private placement warrants become exercisable, we may redeem the private placement warrants:

•	in whole and not in part;

•	at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table set forth below based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described in this section;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants, and the number of months that the corresponding redemption date precedes the expiration date of the private placement warrants, each as set forth in the table below.

Redemption Date (period to expiration of	Fair Market Value of Class A Common Stock
private placement warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each private placement warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $11 per share, and at such time there are 57 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole private placement warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $13.50 per share, and at such time there are 38 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.298 shares of Class A Common Stock for each whole private placement warrant. Finally, as reflected in the table above, we can redeem the private placement warrants for no consideration in the event that the private placement warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.

Any private placement warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such private placement warrants so redeemed (“fair market value” for such private placement warrants held by our officers or directors being defined as the last sale price of the private placement warrants on such redemption date).

We have established this redemption feature to provide the private placement warrants with an additional liquidity feature, which provides us with the flexibility to redeem the private placement warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the private placement warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of private placement warrants for cash.” Holders of the private placement warrants will, in effect, receive a number of shares having a value reflecting a premium for their private placement warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the private placement warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding private placement warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure, as the private placement warrants would no longer be outstanding and would have been exercised or redeemed, and (ii) to the amount of cash provided by the exercise of the private placement warrants and available to us, and also provides a ceiling to the theoretical value of the private placement warrants as it locks in the “redemption prices” we would pay to private placement warrant holders if we chose to redeem private placement warrants in this manner. While we will effectively be required to pay a “premium” to private placement warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the private placement warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the private placement warrants in this manner when we believe it is in our best interest to update our capital structure to remove the private placement warrants and pay the premium to the private placement warrant holders. In particular, it would allow us to quickly redeem the private placement warrants for Class A Common Stock, without having to negotiate a redemption price with the private placement warrant holders. For this right, we are effectively agreeing to pay a premium to the private placement warrant holders. In addition, the private placement warrant holders will have the ability to exercise the private placement warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the private placement warrants when the Class A Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing private placement warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the private placement warrants when the Class A Common Stock is trading at a price below the exercise price of the private placement warrants, this could result in the private placement warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their private placement warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption procedures and cashless exercise. If we call the private placement warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its private placement warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their private placement warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of private placement warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our private placement warrants. If our management elects this option, all holders of private placement warrants would pay the exercise price by surrendering their private placement warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants. If our management elects this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the private placement warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a private placement warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the private placement warrants. If we call our private placement warrants for redemption and our management does not elect this option, our Sponsor and its permitted transferees, which include the selling securityholders, would still be entitled to exercise their private placement private placement warrants for cash or on a cashless basis using the same formula described above that other private placement warrant holders would have been required to use had all private placement warrant holders been required to exercise their private placement warrants on a cashless basis, as described in more detail below.

A holder of a private placement warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such private placement warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each private placement warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the private placement warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares into which the private placement warrants are convertible) other than (a) as described above or (b) certain ordinary cash dividends, then the private placement warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each private placement warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Other than as set forth in the three immediately preceding paragraphs, no adjustment will be required to be made.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the private placement warrants is adjusted, as described above, the private placement warrant exercise price will be adjusted by multiplying the private placement warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the private placement warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the private placement warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the private placement warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the private placement warrants would have received if such holder had exercised their private placement warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each private placement warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a private placement warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such private placement warrant holder had exercised the private placement warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement relating to the private placement warrants. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the private placement warrant properly exercises the private placement warrant within thirty days following public disclosure of such transaction, the private placement warrant exercise price will be reduced as specified in the warrant agreement relating to the private placement warrants based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement relating to the private placement warrants) of the private placement warrant.

The private placement warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the private placement warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding private placement warrants to make any change that adversely affects the interests of the registered holders of private placement warrants.

The private placement warrants may be exercised upon surrender of the private placement warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the private placement warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of private placement warrants being exercised. The private placement warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their private placement warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the private placement warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The private placement warrants are not listed on any exchange.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement or related free writing prospectus, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

SELLING SECURITYHOLDERS

Up to 80,479,526 shares of our Class A Common Stock may be offered for resale by the selling securityholders under this prospectus. Additionally, up to 3,939,834 private placement warrants may be offered for resale by selling securityholders under this prospectus.

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted under the A&R Registration Rights Agreement.

To the extent permitted by law, the selling securityholders listed below may resell shares of our Class A Common Stock and private placement warrants pursuant to this prospectus. We have registered the sale of the shares of our Class A Common Stock and the private placement warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of Class A Common Stock or private placement warrants from the selling securityholders after the date of this prospectus to resell their shares of Class A Common Stock and private placement warrants.

The following table sets forth the number of shares of Class A Common Stock and private placement warrants being offered by the selling securityholders pursuant to this prospectus. The selling securityholders are not making any representation that any shares of Class A Common Stock or private placement warrants covered by this prospectus will be offered for sale or sold. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or private placement warrants. For purposes of the table below, we assume that all of the shares of our Class A Common Stock and private placement warrants covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated, the Company believes that the persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Except as described in the footnotes to the following table and in the reports incorporated by reference in the registration statement of which this prospectus forms a part, the persons named in the table have not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. See “Where You Can Find More Information.” The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the persons named below.

As of December 15, 2020, assuming the exchange of 18,938,269 AdaptHealth Units together with the same number of shares of our Class B Common Stock for shares of our Class A Common Stock, there were 90,329,079 shares of our Class A Common Stock issued and outstanding.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering		Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Entities or Persons affiliated with Deerfield Management(1)	20,634,702		1,640,981	20,634,702	1,640,981	—	—	—	—
2014 Barasch Family Trust #1(2)	510,010		—	510,010	—	—	—	—	—
Richard Barasch	872,234	(3)	527,314	853,217	527,314	—	—	—	—
Dr. Susan Weaver(4)	29,509		—	20,000	—	—	—	—	—
Dr. Gregory Sorenson(5)	20,000		—	20,000	—	—	—	—	—
Christopher Wolfe	375,089	(6)	132,085	375,089	132,085	—	—	—	—
Luke McGee(7)	4,108,171	(8)	224,121	3,958,171	224,121	—	—	—	—
Joshua Parnes	223,125	(9)	—	73,125	—	—	—	—	—
Shaw Rietkerk	301,763	(10)	11,617	213,827	11,617	—	—	—	—
Christopher Murray(11)	14,000		—	14,000	—	—	—	—	—
Clifton Bay Offshore Investments L.P.	15,025,135	(12)	665,628	15,025,135	665,628	—	—	—	—
BlueMountain Foinaven Master Fund L.P.	347,383		—	347,383	—	—	—	—	—
BMSB L.P.	1,057,986		—	1,057,986	—	—	—	—	—
BlueMountain Fursan Fund L.P.	425,149		—	425,149	—	—	—	—	—
BlueMountain Summit Opportunites Fund II (US) L.P.	75,290		—	75,290	—	—	—	—	—
BlueMountain Summit Trading L.P.	10,126		—	10,126	—	—	—	—	—
Ocean Rock NJ LLC	5,430,413	(13)	240,568	5,430,413	240,568	—	—	—	—
Plains Capital LLC	709,024	(14)	31,410	709,024	31,410	—	—	—	—
Blue River NJ LLC	6,405,438	(15)	274,768	6,405,438	274,768	—	—	—	—
Quad Cap LLC	1,012,410	(16)	129,221	1,012,410	129,221	—	—	—	—
Jedi Enterprises LLC	1,020,541		—	1,020,541	—	—	—	—	—
Quadrant Management, Inc.	936,189	(17)	41,473	936,189	41,473	—	—	—	—
McLarty Capital Partners SBIC L.P.	4,526,189		—	4,526,189	—	—	—	—	—
Mayaid2001 LLC	205,228	(18)	12,903	205,228	12,903	—	—	—	—
Anthony Gonzalez	150,551	(19)	7,745	150,551	7,745	—	—	—	—
Arimar, LLC	2,652,153		—	2,652,153	—	—	—	—	—
OEP AHCO Investment Holdings, LLC	13,818,180		—	13,818,180	—	—	—	—	—

(1)

Comprising (i) 617,719 shares of Class A Common Stock, 15,810,547 shares of Class A Common Stock issuable upon conversion of 158,105.47 shares of Series B-1 Preferred Stock and 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable held by Deerfield Private Design Fund IV, (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg and (iii) 2,545,455 shares of Class A Common Stock issuable upon conversion of 25,454.55 shares of Series B-1 Preferred Stock held by Deerfield Partners. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV and Deerfield Partners. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P., Deerfield Mgmt, L.P. and Deerfield Management. Steven Hochberg is a partner at Deerfield Management, and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management. Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV. Deerfield Mgmt, L.P. may be deemed to beneficially own the securities held by Deerfield Partners. Each of Deerfield Management and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, Deerfield Partners and Steven Hochberg. The address of Deerfield Private Design Fund IV, Steven Hochberg and Deerfield Partners is 780 Third Avenue, 37th Floor, New York, NY 10017. The terms of the Series B-1 Preferred Stock restrict the conversion of such shares to the extent that, upon such conversion, the number of shares of Class A Common Stock then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 4.9% of the total number of shares of Class A Common Stock then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares set forth in the table above, the selling securityholder disclaims beneficial ownership of the shares of Class A Common Stock issuable upon conversion of Series B-1 Preferred Stock to the extent that upon such conversion the number of shares beneficially owned by Deerfield Partners, Deerfield Private Design Fund IV, Deerfield Mgmt, L.P., Deerfield Mgmt IV, L.P., Deerfield Management and Mr. Flynn, in the aggregate, would exceed the Ownership Cap.

(2)	Richard Barasch is not the trustee, but is a beneficiary of, the 2014 Barasch Family Trust #1.

(3)	Includes 527,314 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Barasch is the Chairman of our board of directors.

(4)	Dr. Weaver is a member of our board of directors.

(5)	Dr. Sorenson is a stockholder in, and Executive Chairman on the board of directors of, Deerfield Imaging Holdings, Inc., an affiliate of Deerfield Management.

(6)	Includes 132,085 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(7)	Includes shares of Class A Common Stock and private placement warrants held directly by Fresh Pond Investment LLC, 2321 Capital LLC and LBM DME Holdings LLC.

(8)	Includes 224,121 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a “Vesting Date”). The number of shares eligible to vest on each Vesting Date (the “Vesting Eligible Restricted Shares”) that will actually vest on each Vesting Date will be based on the compound annual growth rate (“CAGR”) of the price per share of the Company’s Class A Common Stock from the grant date through the applicable Vesting Date (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the “Restricted Stock Vesting Condition”): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(9)	Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on each Vesting Date. The number of Vesting Eligible Restricted Shares that will actually vest on each Vesting Date will be based on the Restricted Stock Vesting Condition.

(10)	Includes 11,617 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 25,000 restricted shares of Class A Common Stock, which will be eligible to vest on each Vesting Date. The number of Vesting Eligible Restricted Shares that will actually vest on each Vesting Date will be based on the Restricted Stock Vesting Condition.

(11)	Mr. Murray is an employee of AdaptHealth and/or its affiliates.

(12)	Includes 665,628 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(13)	Includes 240,568 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(14)	Includes 31,410 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(15)	Includes 274,768 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(16)	Includes 129,221 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(17)	Includes 41,473 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(18)	Includes 12,903 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Christopher Joyce is the sole member of Mayaid2001 LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Joyce currently serves as our General Counsel.

(19)	Includes 7,745 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Gonzalez is an employee of AdaptHealth and/or its affiliates.

PLAN OF DISTRIBUTION

We and the selling securityholders and any of our or their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the securities covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded, listed or quoted in the over-the-counter market or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, we and the selling securityholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the securities;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or through the writing of other securities or contracts to be settled in such securities;

•	through the distribution of securities by us or any selling securityholder to our or its partners, members or securityholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

We have not, and to our knowledge, the selling securityholders have not, entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

The selling securityholders may also sell shares of our securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by us or the selling securityholders may arrange for other broker-dealers to participate in sales. If we or the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us or the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated.

In connection with the sale of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may from time to time pledge or grant a security interest in some or all of their securities to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the securities pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the securities.

The selling securityholders also may transfer the shares of our securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

A selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have not, and to our knowledge, the selling securityholders have not, entered into any agreement or understanding, directly or indirectly, with any person to distribute the securities offered hereby.

We are required to pay all fees and expenses incident to the registration of our securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make. We have also agreed to keep the registration statement of which this prospectus forms a part effective until the selling securityholders have disposed of all of the secondary securities covered by this prospectus.

There can be no assurance that we or any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

Issuance of Class A Common Stock Underlying Private Placement Warrants

This prospectus includes our issuance of shares of Class A Common Stock underlying the private placement warrants upon the exercise of the private placement warrants by the holders thereof. The private placement warrants may be exercised upon the surrender of the certificate evidencing such private placement warrant on or before the expiration date at the offices of the warrant agent for the private placement warrants, Continental Stock Transfer & Trust Company, in the borough of Manhattan, City and State of New York, with the subscription form, as set forth in the private placement warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of private placement warrants being exercised. Additionally, the private placement warrants may be exercised on a cashless basis provided that the private placement warrants are held by the initial holders or a permitted transferee. In such event, holders would pay the exercise price by surrendering his, her or its private placement warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the private placement warrants to be exercised, multiplied by the difference between the exercise price of the private placement warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise or redemption is sent to the warrant agent.

Private placement warrants are exercisable only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon the exercise of the private placement warrants. If, upon the exercise of the private placement warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

LEGAL MATTERS

The validity of the securities offered hereby has been passed on for us by Willkie Farr & Gallagher LLP, New York, New York. If any legal matters relating to offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of AdaptHealth Corp. as of December 31, 2019 and 2018, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

The audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended incorporated by reference in this registration statement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Solara Medical Supplies, LLC as of December 31, 2019 and 2018 (Successor), and for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), and financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor), incorporated by reference in this prospectus have been so included in reliance upon the report of RSM US LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of AeroCare Holdings Inc. as of December 31, 2019 and 2018, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 8, 2020, August 7, 2020 and November 6, 2020, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 7, 2020, May 22, 2020, May 29, 2020, June 18, 2020, June 26, 2020, July 2, 2020, July 14, 2020, July 30, 2020, August 4, 2020, August 4, 2020, August 21, 2020, August 28, 2020, September 21, 2020, October 22, 2020, December 7, 2020 and December 14, 2020 and on Form 8-K/A filed with the SEC on January 21, 2020 (in each case, excluding any information furnished and not filed with the SEC); and

•	The description of our securities contained in our registration statement on Form 8-A filed with the SEC on February 15, 2018, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, including any further amendment or report filed for the purpose of updating such description.

Unless we specifically state otherwise, none of the information furnished under Item 2.02 or Item 7.01 in our Current Reports on Form 8-K is, or will be, incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus. You can obtain copies through our website at https://www.adapthealth.com/investor-relations or by contacting AdaptHealth Corp., Attn: Secretary, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

Part II

Information not required in prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by the Registrant in connection with the offerings described in this Registration Statement.

Registration fee	$108,882.59
FINRA filing fee	*
Printing	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent and registrar	*
Trustee fees and expenses	*
Miscellaneous	*
Total	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers

Our Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our Charter. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**

2.1	Merger Agreement, dated as of July 8, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders’ Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 12, 2019).

2.2	Amendment No. 1 to Merger Agreement, dated as of October 15, 2019, by and among DFB, Merger Sub, AdaptHealth Holdings, the Blocker Companies, the AdaptHealth Holdings Unitholders’ Representative and, solely for the purposes specified therein, the Blocker Sellers (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K, filed with the SEC on October 17, 2019).

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2019).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2019).

4.3	Certificate of Correction to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2020).

4.4	Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2020).

4.5	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, filed with the SEC on February 12, 2018).

4.6	Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among the Company and the persons listed of the signature pages thereto (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on July 2, 2020).

4.7	Amendment to Amended and Restated Registration Rights Agreement, dated as of December 1, 2020, by and among the Company, AdaptHealth Holdings LLC and the other persons listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 7, 2020).

4.8	Warrant Agreement, dated February 15, 2018, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on February 22, 2018).

4.9	Form of Certificate of Designations.**

4.10	Form of Indenture.*

4.11	Form of Warrant Agreement.**

4.12	Form of Unit Agreement**

5.1	Opinion of Willkie Farr & Gallagher LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Grant Thornton LLP.*

23.3	Consent of RSM US LLP.*

23.4	Consent of KPMG LLP.*

23.5	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).*

24.1	Powers of Attorney (included on the signature page to this Registration Statement on Form S-3).*

25.1	Statement of Eligibility on Form T-1.**

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document incorporated by reference herein in connection with the issuance of the securities.

Item 17. Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)              The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)         The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)         The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on December 18, 2020.

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
	Name:	Luke McGee
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Luke McGee and Christopher Joyce and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Luke McGee Luke McGee	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2020

By:	/s/ Jason Clemens Jason Clemens	Chief Financial Officer (Principal Financial Officer)	December 18, 2020

By:	/s/ Frank J. Mullen Frank J. Mullen	Chief Accounting Officer (Principal Accounting Officer)	December 18, 2020

By:	/s/ Richard Barasch Richard Barasch	Chairman of the Board	December 18, 2020

By:	/s/ Joshua Parnes Joshua Parnes	President and Director	December 18, 2020

By:	/s/ Alan Quasha Alan Quasha	Director	December 18, 2020

By:	/s/ Terence Connors Terence Connors	Director	December 18, 2020

By:	/s/ Dr. Susan Weaver Dr. Susan Weaver	Director	December 18, 2020

By:	/s/ Dale Wolf Dale Wolf	Director	December 18, 2020

By:	/s/ Bradley Coppens Bradley Coppens	Director	December 18, 2020

By:	/s/ David S. Williams III David S. Williams III	Director	December 18, 2020